Subsidiaries of the Registrant

Wholly-owned subsidiary of the Registrant:
First Federal Savings and Loan Association, a federally-chartered savings association originally chartered in 1919

Wholly-owned subsidiary of First Federal Savings and Loan Association:
FFS Investments, Inc.
incorporated in Illinois in 1994
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